Exhibit 32

CERTIFICATIONS

The undersigned hereby certifies that, (to his or her knowledge), (i) the Form 10-QSB filed by Community First Financial Corporation (the “issuer”) for the quarter ended March 31, 2004, fully complies with the requirements of Section 13(a) or 15(b) 0f the Securities Exchange Act of 1934, and (ii) the information contained in that report fairly presents, in all material respects, the financial conditions and results of operations of the Issuer (on the dates and for the periods presented therein).

Date: May 12, 2004	/s/ John L. Wynne
John L. Wynne
President and Chief Executive Officer

Date: May 12, 2004	/s/ F. F. Falls
F. F. Falls
Vice President “Chief Financial Officer”